UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2005

SYNTROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4322 South 49th West Avenue Tulsa, Oklahoma	74107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 29, 2005, Kenneth L. Agee, Chairman of Syntroleum Corporation (“Syntroleum”), and his wife agreed upon the definitive terms of a variable prepaid forward (“VPF”) sales contract to sell up to 200,000 shares of Syntroleum common stock. The VPF transaction is essentially a tax-deferred forward sale of shares with the retention of upside interest by the Agees if the stock price increases over the next two years. These shares represent approximately 5% of the shares of Syntroleum common stock beneficially owned by the Agees and less than 0.5% of the total shares of common stock outstanding.

The Agees informed Syntroleum that they chose a VPF transaction in order to demonstrate their continued confidence in Syntroleum while permitting them to diversify and monetize a portion of their investments at the same time.

Under the terms of the contract, the Agees are required to deliver a specified number of shares (not to exceed 200,000 shares) at the expiration of the two-year contract. The Agees will receive an up-front payment, discounted from the market price of Syntroleum common stock, in exchange for the right to participate in a portion of the future appreciation in the common stock. If the market price of Syntroleum common stock appreciates, the Agees would retain a portion of the 200,000 shares subject to this transaction.

The transaction is being handled by Merrill Lynch, Pierce, Fenner & Smith Incorporated, and a Form 144 has been filed with the Securities and Exchange Commission under Rule 144.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTROLEUM CORPORATION

Date: July 1, 2005	By:	/s/ Greg G. Jenkins
Greg G. Jenkins
Executive Vice President of Finance and Business Development and Chief Financial Officer